Final Transcript

SYNTROLEUM CORPORATION:

3rd Quarter 2012 Earnings Conference Call

November 12, 2012/2:00 p.m. EST

SPEAKERS

Karen Power – Senior Vice President and Principal Financial Officer
Edward Roth – President and Chief Executive Officer

ANALYSTS

Shawn Severson – JMP Securities
Robert Wagner – Advanced Asset Management Advisors
Jerry McDonald – McDonald and McDonald
Raphael Fong – JMP Securities

PRESENTATION

Moderator
Good afternoon, and welcome to the Syntroleum Corporation’s Third
Quarter 2012 Earnings Conference call. All participants will be in a listen-only mode. After today’s presentation there will be an opportunity to ask questions. Please note this event is being recorded.

I would now like to turn the conference over to Karen Power, Senior Vice President and Principal Financial Officer.

K.	Power Good afternoon and thank you for joining us today. Remarks for today’s call will be presented by Karen Power, Senior Vice President and Principal Financial Officer, who will report the financial results for the quarter ended September 30, 2012, followed by Syntroleum’s President and Chief Executive Officer, Gary Roth.

Before we begin our remarks, I would like to remind everyone that during this call we will make certain forward-looking statements, as well as use historical information. Words such as believe, estimate, expect, intend, plan, anticipate, could or should are intended to identify forward-looking statements. Although Syntroleum believes that expectations reflected in these forward-looking statements are reasonable, these statements involve risks and uncertainties. Future results may differ materially from those projected in these forward-looking statements. You are encouraged to refer to our SEC filings, including our most recent annual report on Form 10-K for a full disclosure of these risks and uncertainties.

For the nine-months ended September 30, 2012, the company reported operating income of $10 million resulting from total revenues of $16.4 million and operating expenses of $6.4 million. Revenues are from engineering services and royalties from Dynamic Fuels. The company recognized $9 million of unearned revenue related to expired license agreements.

We report Dynamic Fuels on a three month lag, and the loss reflected in our statement is for the nine month period ended June 30, 2012. We reported a loss from Dynamic Fuels of $5.7 million during this nine month period. This compares to a loss of $12.3 million for the nine months ended June 30, 2011.

During the nine months ended June 30, 2012 the plant produced 26.5 million gallons of renewable fuels compared to production of 14 million gallons during the nine months ended June 30, 2011, an 89% increase. For the three months ended Sept 30, 2012, Syntroleum’s net loss was $1.0 million or $0.01 per share, compared to a net loss of $4.6 million or $0.05 per share for the three months ended September 30, 2011.

For the nine months ended September 30, 2012, Syntroleum had net income of $4 million or $0.04 per share compared to a net loss of $14.0 million or $0.16 per share for the corresponding period in 2011. As of September 30, 2012 Syntroleum’s available cash was $17.6 million.

On June 8, 2012, we received a NASDAQ notification letter relating to the $1 per share minimum bid price listing requirement. The initial 180 day compliance period expires on December 5, 2012. On October 30, 2012, we sent a request to NASDAQ and confirmed receipt requesting an additional 180 day compliance period to meet this requirement. Except for the $1 per share minimum bid price we meet the listing requirements for the NASDAQ capital market.

On December 6, the NASDAQ will review our status and determine if the additional compliance period will be granted. We expect the request to be granted, but if it is not we intend to trigger the NASDAQ internals appeal process. This should give us sufficient time to affect a reverse split, which has been approved by our shareholders, to get us into compliance.

Now I will turn the call over to Gary Roth.

G.	Roth Thanks, Karen. During September and October, Dynamic Fuels produced 8.8 million gallons of renewable fuels or 71% of designed capacity. This included production for a period of 52 consecutive days representing one of our best performance periods to-date. The Geismar Plant continues to experience improving reliability. Production, as a percentage of days on stream, has improved steadily from 74% to 85% to 102% of designed capacity for the first, second and third calendar quarters, 2012, respectively.

In addition, the hydro compressor and solvent recycle pump were available 96% and 94%, respectively, during the quarter ended September 30, 2012. This compares to a 90% hydrogen compressor and 84% solvent recycle pump availability for the three months ended June 30.

We began a routine turnaround on October 25. During this time, Dynamic Fuels plans to change our catalyst material and perform routine periodic maintenance. In addition, we have completed installation of the feedstock pre-treatment upgrades, and commissioning will begin this week. Dynamic Fuels’ previous turnaround was completed in April 2012.

For the three months ended September 30, 2012, Dynamic Fuels had an operating loss of $0.71 per gallon and an operating cash loss of $0.59 per gallon, while it produced 10.6 million gallons. This compares to the three months ended June 30, 2012 where Dynamic Fuels had a net operating loss of $1 a gallon and an operating cash loss of $0.72 per gallon and produced 6.3 million gallons.

For the quarter ended September 30, 2012, the plant ran at 56% of designed capacity. We experienced a total of 51 days at full rates. We were down a total of 5 days due to Hurricane Isaac, 16 days due to transitions from shutdown and startup and 20 days due to mechanical issues related to the heat exchanger bundle and hydrogen compressor lubrication blocks.

For the quarter ended September 30, 2012 netback diesel prices were $4.73 per gallon compared to OPIS Gulf Coast SME market prices of $4.54 per gallon and OPIS full RIN values of $4.89 per gallon. We define full RIN value as ULSD Gulf Coast price plus 1.7 times RIN price.

Average blended revenue per gallon in the quarter ended September 30, 2012 was $3.95 per gallon compared to $3.78 a gallon in the quarter ended June 30, 2012, excluding military and jet fuel sales. We continue to expand our fleet customers. In addition to Norfolk Southern and Enterprise Rent-A-Car, we sold renewable diesel to two additional railroads, a large national retailer and a national chain of tractor-trailer travel ....

Our weighted average feedstock costs for the three months ended September 30 was $0.47 per pound and for the quarter ended June 30 was $0.51 per pound. For the three months ended September 30, 2012 100% of our feedstock was procured from third-party suppliers compared to 92% for the quarter ended June 2012.

For 2012, the advanced biofuel mandate consists of two billion RINs comprised of 1.5 billion D4 RINs, or approximately one billion gallons of biomass diesel and 500 million D5 advanced biofuel RINs. D4 RINs can be used to substitute for D5 RINs; however, D5 RINs cannot be used for D4 RINS.

Per the EPA, through September 2012, approximately 90% of the one billion gallon 2012 biomass-based diesel mandate had been produced. Obligated parties can carry over 20% of their current year annual requirements from the prior year. EPA data indicate approximately 170 million gallons of 2011 D4 production are expected to be carried over into 2012. Taking the carryover gallons into account, approximately 108% of the 2012 mandate was fulfilled through the first nine months of this year.

When we look at the combined advanced biofuel mandate, the results are similar. Through September, the advanced biofuel mandate was 84% fulfilled, and when 2011 carryover volumes were taken into account 99% of the mandate had been fulfilled. As a result, RIN prices, which averaged $1.28 for the first nine months of 2012, have averaged $0.55 from October through November 7; a 57% decrease. At one point, RIN prices fell 58% from $1 on September 17 to a low of $0.42 on October 10, a period of 17 days.

Current RIN prices have stabilized in the $0.50 per RIN rate. During the first nine months of 2012, Gulf Coast petroleum diesel prices averaged $3.06 a gallon, and it averaged $3.11 per gallon from October through November 7.

With respect to feedstock prices, yellow grease and edible corn oil, our target feedstocks, averaged $0.40 per pound for the first nine months of 2012 and $0.35 per pound October to-date. These feedstock currently average $0.31 per pound on the market. During the same time period, September 17 to October 10, when RIN prices fell 58%, our target feedstocks remained relatively flat falling only 4% from $0.4025 per pound to $0.385 per pound. In summary, ULSD and RIN values fell 23% from the first nine months of 2012 to October through November time period, while feedstock prices fell 12%.

On September 14, the EPA finalized the 2013 mandate for biomass diesel at 1.28 billion gallons, a 28% increase over 2012. While current RIN prices make industry operating conditions difficult, we expect that the higher mandate in the new year to improve the economics of the industry, or the mandated gallons will not be made. However, one of the lessons learned in 2012 where production is expected to exceed mandated levels we may see a pattern of higher levels of RIN prices in production in the first nine months of the year and lower RIN prices in production will last three months of the year.

In addition, now that the election is over, Dynamic Fuels is cautiously optimistic that Congress will reinstate the dollar per gallon blenders’ tax credit for 2013 retroactive to 2012. Given how fast RIN prices came to decline, we believe the dollar can provide a buffer for biofuel prices. Retroactive reinstatement would mean that Dynamic Fuels will receive approximately $23 million for gallons produced in 2012.

We continue to progress our renewable phase change material project in conjunction with the Department of Energy. We have completed gathering summer performance data with Oak Ridge National Laboratories, which show a 20% to 40% reduction in peak cooling loads, averaging 33% reduction. We saw an overall average energy savings of 12.7% with the use of phase change material. We have demonstrated the production of phase change material encapsulating pellets and sheet form, both utilizing standard commercial injection molding equipment. We have supplied our intended commercial offerings to three potential end users for testing.

Thank you for your attendance today. We will now open the call up for questions.

Moderator The first question will come from Shawn Severson of JMP Securities.

S.	Severson Did I hear you right, Gary, that you said it would be $22 million or $23 million retroactive, if the blenders’ tax credit were to pass here?

G.	Roth Yes, it would be about $23 million.

S.	Severson That’s just basically a payment straight to you for retroactive for 2012?

G.	Roth That’s correct; it is.

S.	Severson Then on the pre-treatment systems, the two that are being commissioned in November here, that puts you basically at 100% capacity, I guess, in terms of pre-treatment capacity for the plant. Is that right?

G.	Roth That’s correct.

S.	Severson Then, lastly, anything going on on the GTL front? It has seen a lot of activity and interest out in the marketplace and it seems to be getting a lot of attention these days. I just wanted to get an update from you as far as anything you might be working on, conversations you are having, and just get a general update on activity levels in detail.

G.	Roth In general, we have active conversations with two licensors. They have been ongoing for about six months where we delivered economic data and engineering data. Internally, we have reviewed sites. We have selected our preferred site. We are working through the typical agreements that we would for a site development land usage same gas supply, natural gas supply. All look favorable.

So we are progressing those in our normal course of business. We think the economics continue to look very good. The fuels are very much like our fuels, the Dynamic Fuels, which has had great market acceptance. So that just carries on in our normal course of business.

S.	Severson Could you just explain again how that flows through to Syntroleum? What would happen in the development process? I assume it is going to be very capital intensive. Your strategic partner would be involved, but just help me understand the implications, specifically for Syntroleum, if a plant were to go ahead, let’s say, in 2013?

G.	Roth We would finish our feasibility study. We looked at sites. We think we have narrowed that down. We have done an internal preliminary economics. From those economics, we are on to our feasibility studies now. Those feasibility studies, we would anticipate the same type of progression as we have done with Dynamic Fuels, based on those feasibility studies, natural gas supply, offtake agreements, that would result in a partner for the project late half of 2013.

S.	Severson Then, more from an economic standpoint, how would it impact Syntroleum financially?

G.	Roth If natural gas is at $4 and $28 a barrel operating cost, we see margins there before capital service in the $40 to $50 a barrel range. That’s consistent with what we have seen with the new natural gas pricing. We would anticipate that our plant would be somewhere in the 4,000 to 5,000 barrel a day range. It would be an economic plant for us.

S.	Severson Then, obviously it is going to be capital intensive. You would just get a royalty fee on this or you would run the plant? I am just trying to understand a little more detail as far as what directly it would mean to Syntroleum, financially? Obviously you are going to need small plants, what, $300 million to $400 million, the large one $800 million or so? So I am just trying to better understand the flow through to Syntroleum from an economic sharing standpoint.

G.	Roth There are royalties. We typically don’t discuss them because they impact the negotiations with the clients. The minute I say a number, that sets the cap, right.

S.	Severson Right. Okay.

G.	Roth They are meaningful. Of course, we would try to maintain a position in the plant, whether that’s a carried position, whether that’s a trade for royalties. Those are the different types of things, transactions that occur.

Moderator Our next question will come from Robert Wagner of Advanced Asset Management Advisors.

R.	Wagner I just have a couple of few questions here. One, does that $23 million include fourth quarter production as well, or does that go back through the end of 2011?

G.	Roth The $23 million we quote is through October. So production through the balance of the year would be additive to that number.

R.	Wagner Also, you are using some quotes around $0.31 a pound for feedstock? Could you explain the difference between the cost of the feedstock per pound and the total amount that you are spending per gallon? It strikes me that it is little bit higher than 7.7 times that plus a little bit of transportation.

G.	Roth There is typically $0.03 to $0.04 transportation into the plant depending on whether its rail or truck. What we quote, when we quote prices, is typically the trades that list prices against which we buy production.

R.	Wagner Could you cover the monthly production since October since you are no longer reporting on a monthly basis?

G.	Roth The monthly production since October?

R.	Wagner Or since the last time you reported on a monthly basis. That would be July, August, September and October.

G.	Roth July was 5.431 million gallons. I will start again. July was 4.605, August was 1.386, September was 4.581.

Moderator Our next question will come from Jerry McDonald of McDonald and McDonald.

J.	McDonald I have maybe a couple of two-part questions. You have always said from the beginning that you wanted to under-promise and over-deliver. So I guess the question would be, say this plant is 72 million gallons supposedly. Of course we haven’t quite reached anywhere close to that. We have been averaging 45 million gallons, 48 million gallons. So a question would be, will this new equipment, pre-treatment, hopefully get us to 72 million gallons or will it, maybe, get us higher than that?

Then the other question would be on over-promise. Nobody wants you to pinpoint an exact amount, but what percentage do you think this new pre-treatment will increase our production rate?

G.	Roth We can look at the numbers. In the quarter ending March, we reported 74% of rate when we did run. In June, we were 85% and in September, we were 102%. So when the plant runs, it runs at design. Our issues have been the downtime around associated equipment.

So we changed out the heat exchanger. We have told you that because of contaminants in the production we have had to make some metallurgical change. We have changed one more out in this run time. We did have problems with the compressor block, the lubricating block. In the manual we were advised there was 40,000 hours between run times. It turns out that that block is going to have to be in annualized maintenance. Once we replaced it the plant has run well.

The other centrifuges, we believe will bring us up to full rates and maintain those full rates. We have one other item, we have advised that we have to buy, and that’s the solvent recycle pump. It has been procured. We expect a June, July delivery for that pump and that’s the last major item that we see to effect the design on the plant.

Moderator The next question will come from Raphael Fong of JMP Securities.

R.	Fong So you have about $16 million in deferred revenue on your balance sheet. Would you be recognizing any deferred revenue in the short-term?

K.	Power That will be recognized in 2019. That’s when that license will expire.

Moderator This will conclude our question and answer session. We thank you for attending today’s presentation. The conference has now concluded. You may now disconnect your lines.